Schwartz Levitsky Feldman llp
C H A R T E R E D A C C O U N T A N T S
L I C E N S E D P U B L I C A C C O U N T A N T S
T O R O N T O • M O N T R E A L

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consent to the use of our name and the use of our opinion dated September 22, 2014 on the consolidated financial statements of Infrastructure Materials Corp. (the “Company”) included in its Annual Report on Form 10-K being filed by the Company, for the fiscal year ended June 30, 2014.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada	Chartered Accountants
September 25, 2014	Licensed Public Accountants

2300 Yonge Street, Suite 1500
Toronto, Ontario M4P 1E4
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